Exhibit 23.2

[KPMG Cárdenas Dosal]

The Board of Directors

Grupo Simec, S.A. de C.V.:

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated April 25, 2005, except for the restatement to June 30, 2006 constant Mexican pesos, as to which the date is July 10, 2006, with respect to the consolidated balance sheet of Grupo Simec, S.A. de C.V. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and changes in financial position for each of the years in the two-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Jorge Oracio Pérez Zermeño
KPMG Cárdenas Dosal, S.C.
Guadalajara, Jalisco, México
January 05, 2007